           NEWS BULLETIN
                                       RE:    Headwaters Incorporated
               FROM:                          10653 South River Front Parkway, Suite 300
             FINANCIAL                        South Jordan, UT 84095
         RELATIONS BOARD                      (801) 984-9400
                                              NYSE:  HW

FOR FURTHER INFORMATION
AT THE COMPANY:                                       AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                         Tricia Ross
Director of Investor Relations                        Analyst Contact
(801) 984-9400                                        (617) 520-7064

FOR IMMEDIATE RELEASE:
July 27, 2006

 HEADWATERS INCORPORATED ANNOUNCES RESULTS
FOR FISCAL 2006 THIRD QUARTER

o Net income of $27.4 million or $0.58 per diluted earnings per share
o Second heavy oil commercial test scheduled – more discussions underway
o Ethanol project financing completed – project on schedule
o Acquired 150 million tons of waste coal resources – ongoing operations

SOUTH JORDAN, UTAH, JULY 27, 2006 (NYSE: HW) – HEADWATERS INCORPORATED
today announced results for its third fiscal quarter ended June 30, 2006.
Highlights for the quarter include:

o Announced the agreement to acquire a South Korean hydrogen peroxide facility
o Construction on direct synthesis hydrogen peroxide demo plant on schedule
o Completed direct coal liquefaction studies in India and the Philippines
o Expanded fly ash storage by 35,000 tons
o Largest single month of sales in history for architectural stone achieved
o Acquired Wellcraft, Inc. building materials product line

Total revenue for the June 2006 quarter was $295.9 million, down 4% from $308.7 million reported for the June 2005 quarter. Operating income decreased 48%, to
$49.2 million in the June 2006 quarter compared to $95.5 million in the prior year quarter. Net income for the June 2006 quarter was $27.4 million or $0.58 of earnings per diluted share, using 48.5 million weighted-average shares outstanding. Net income for the June 2005 quarter was $55.3 million or $1.17 of earnings per diluted share, using 48.0 million weighted-average shares outstanding. Financial results for the June 2005 quarter were favorably impacted
– on a net basis – from non-recurring items totaling $18.8 million in net income, or $0.39 of earnings per diluted share, as shown in the following table:

Three Months Ended June 30, 2005 (in thousand except EPS)        $         EPS
---------------------------------------------------------- ----------- -----------
Net income, as reported                                       $55,290       $1.17
Significant items:
    Contract litigation settlement and related items          (44,228)
    SFAS No. 123R implementation                               25,511
    Net license fee revenue related to prior periods           (8,185)
    Income tax effect of significant items                      8,070
                                                           ----------- -----------
Net income, after consideration of the above items            $36,458       $0.78
                                                           =========== ===========

The items labeled "contract litigation settlement and related items" and "net license fee revenue related to prior periods" materially affected only the
Energy Services segment. The item labeled "SFAS No. 123R implementation"
materially affected all of Headwaters’ segments.

Consistent with the Company's accounting treatment in its second fiscal quarter ended March 31, 2006, due to the ongoing uncertainty surrounding the phase-out of Section 29 tax credits in calendar 2006, no revenues were recognized in the
June 2006 quarter for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. Approximately $20 million of potential license fees were not recognized in the June 2006 quarter and these fees are in addition to the $10.5 million in potential license fees not recognized in the March 2006 quarter.

Total revenue for the nine months ended June 30, 2006 was $846.2 million, up 13%
from $749.5 million reported for the nine months ended June 30, 2005. Operating income decreased 18%, to $137.3 million for the nine months ended June 30, 2006 compared to $166.6 million in the prior year period. Net income for the nine months ended June 30, 2006 was $74.1 million or $1.58 of earnings per diluted share, using 48.7 million weighted-average shares outstanding. Net income for the nine months ended June 30, 2005 was $76.4 million or $1.81 of earnings per diluted share, using 43.9 million weighted-average shares outstanding.

Segment Performance

In the following discussion about segment performance for the June 2006 quarter versus the June 2005 quarter, the numbers used for June 2005 quarter exclude the effects of the non-recurring items referred to in the table above.

Revenues from Headwaters' Construction Materials segment during the June 2006 quarter increased $14.5 million or 10%, to $162.1 million versus $147.6 million for the June 2005 quarter. Gross margin percentage decreased approximately 100 basis points to 34% for the June 2006 quarter compared to the prior year, and improved 300 basis points, from 31% versus the March 2006 quarter. Revenue increases occurred across all major product lines due to strong market demand and the introduction of new products. The primary reasons for the decline in gross margin percentage, year-over-year, were higher raw material and energy costs, and to a lesser degree, continued costs and manufacturing inefficiencies related to expansion of capacity and new product lines.

In July, Headwaters acquired the assets of Wellcraft, Inc. Wellcraft offers a complete line of egress window wells and well covers, which will be assimilated into Headwaters’ existing construction materials business and distribution system. The acquisition was consistent with the Company’s strategy to add product lines to its distribution system and was not a material transaction from a financial perspective. Headwaters believes the market size for Wellcraft products is approximately $30 million and is growing at a 15% to 20% annual rate.

Revenues from Headwaters’ coal combustion products ("CCPs") segment during the June 2006 quarter increased $4.6 million or 7%, from $69.5 million to $74.1 million versus the June 2005 quarter. Gross margin percentage of 27% increased approximately 100 basis points from the June 2005 quarter. The increase in revenue and gross margin percentage resulted primarily from upward pricing trends in most cement markets. Demands for CCPs remains strong as the Company continues to expand its distribution and storage system.

Chemical reagent sales decreased $10.0 million, or 22%, in the June 2006 quarter to $35.0 million, compared to $45.0 million in the June 2005 quarter. The decrease in chemical reagent sales was a result of lower production of synfuel by most of Headwaters' licensees and other customers, due to concerns about the potential phase-out of Section 45K of the Internal Revenue Code (formerly
Section 29). Due to raw material cost increases (which are related generally to petroleum prices), gross margins on chemical reagent sales in the June 2006 quarter were 24% compared to 29% in the June 2005 quarter. Future margins will be dependent upon oil prices and pricing with Headwaters’ customers.

Headwaters Energy Services' license fees for the June 2006 quarter decreased
$15.8 million or 56%, from $28.2 million in the June 2005 quarter, to $12.4 million in the June 2006 quarter. The decrease in license fee revenues in the
June 2006 quarter resulted primarily from no revenues being recognized for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. Certain accounting rules governing revenue recognition require that the seller's price to the buyer be "fixed or determinable," and the uncertainty surrounding the impact of high oil prices on the potential phase-out of Section 45K precludes revenue recognition.
Accordingly, revenues for these licensees will not be recognized until such time as the revenues become more determinable.

Headwaters' effective tax rate for the June 2006 quarter was 34% compared to 28%
for the June 2005 quarter. Using available information as of June 30, 2006, and consistent with the methodology employed at the end of the March 2006 quarter,
Headwaters calculated an estimated phase-out percentage for Section 45K tax credits for calendar year 2006 of 69%. Headwaters used this estimated phase-out percentage in calculating its estimated effective tax rate for fiscal 2006.

Section 29 tax credits are subject to phase-out after the average annual domestic wellhead oil price ("reference price") reaches a beginning phase-out threshold price, and are eliminated entirely if the reference price reaches the full phase-out price. Historically, the reference price has trended somewhat lower than published NYMEX market prices for oil. For calendar 2005, the reference price was $50.26 per barrel and the phase-out range began at $53.20 and would have fully phased out tax credits at $66.78 per barrel. Therefore, there was no phase-out of tax credits for calendar 2005.

For calendar 2006, Headwaters estimates that the phase-out range (computed by increasing the 2005 inflation adjustment factor by 2%) begins at $54.27 and completes phase-out at $68.12 per barrel. Congress is considering legislation to change Section 29 phase-out calculations to a prospective rather than retrospective application of the reference price. Headwaters estimates that if average oil prices for the calendar 2006 period to date are maintained for all of calendar 2006, and absent a change to a prospective application of the reference price, significant phase-out would occur.

New Product Development

The construction of a Headwaters/Degussa direct synthesis hydrogen peroxide
(H2O2) demonstration plant located in Germany continues on
schedule and on budget. The operating results from the demonstration plant will provide engineering data to enable the joint venture to construct a world scale direct synthesis hydrogen peroxide manufacturing facility. In addition,
Headwaters, along with its joint venture partner Degussa AG, intends to acquire and expand a hydrogen peroxide plant in Korea to be a platform for the advancement of the joint venture's hydrogen peroxide for propylene oxide business and the commercialization of Headwater's NxCat nanocatalysts. We expect this acquisition to be completed in our fourth fiscal quarter.

Headwaters is continuing the commercialization of its heavy oil upgrading technology. In addition to the successful completion of its initial commercial scale test at a European refinery, Headwaters is preparing for commercial tests at three additional ebullated bed facilities. Pilot plant work is continuing on multiple heavy oil feedstocks, including Canadian bitumen.

Headwaters is now operating two coal cleaning installations, having acquired rights to mine approximately 150 million tons of waste coal. Headwaters is in the testing and engineering phase to commence construction of additional facilities.

Capital Structure / Indebtedness

The components of Headwaters' debt structure as of June 30, 2006 are as follows:

----------------------------------------- -------------- ------------------------ -----------------
                                                Amount
(in millions)                               Outstanding        Interest Rate         Maturity
----------------------------------------- -------------- ------------------------ -----------------
Senior secured first lien term loan              $415.3       LIBOR + 2.0%           April 2011
----------------------------------------- -------------- ------------------------ -----------------
Industrial Revenue Bond and other                  $7.5       5.6% to 7.8%           Currently
                                                                                      Callable
----------------------------------------- -------------- ------------------------ -----------------
Senior revolving credit facility ($60.0              $0       Prime + 0.75%        September 2009
million available less outstanding
letters of credit of approximately
$6.9 million)
----------------------------------------- -------------- ------------------------ -----------------
Senior subordinated convertible debt             $172.5          2.875%              June 2011
----------------------------------------- -------------- ------------------------ -----------------
      Total                                      $595.3
----------------------------------------- -------------- ------------------------ -----------------

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization ("EBITDA").
Management uses EBITDA internally to measure the amount of cash generated by
Headwaters and to make decisions about the amount of capital expenditures
Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM") EBITDA:

  ---------------------------------- --------------- ------------ ------------
                                       Pro forma       Actual        Actual
                                        9/30/04        9/30/05       6/30/06
  ---------------------------------- --------------- ------------ ------------
  TTM EBITDA (in millions)               $233.8        $277.6        $260.4
  Total Indebtedness to TTM EBITDA        4.16          2.36          2.29
  Current Ratio                           1.24          1.49          1.83
  Total Debt to Equity                    3.16          0.95          0.77
  ---------------------------------- --------------- ------------ ------------

The pro forma September 2004 calculations assume all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions):
Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2. Actual EBITDA for the trailing twelve months ended September 30, 2005 of $277.6 million is derived as follows
(in millions): Net income of $121.3 plus net interest expense of $57.4, income taxes of $42.5, and depreciation and amortization of $56.4. Actual EBITDA for the trailing twelve months ended June 30, 2006 of $260.4 million is derived as follows (in millions): Net income of $119.0 plus net interest expense of $37.3, income taxes of $42.1, and depreciation and amortization of $62.0. See "Current
Ratio" calculations in financial tables that follow.

During the quarter, Headwaters announced an offering of $150 million of senior subordinated notes, but did not complete the offering as conditions within the high yield market deteriorated dramatically. Headwaters viewed this potential offering of notes as an opportunity to put in place a longer-term capital structure and has no immediate need to complete any financing. Accordingly, we do not believe that the current coupon rates associated with senior subordinated notes are attractive to Headwaters at this time.

Commentary and Outlook

Scott K. Sorensen, Headwaters' Chief Financial Officer, stated, "Given our performance of $0.58 earnings per share for the third quarter and $1.58 for the nine months, we are on track to achieve our earnings guidance of $2.00 to $2.70 per share for fiscal year 2006. If legislation is not passed correcting the retrospective phase out calculation of the tax credits under Section 45K, then the upper end of the earnings per share guidance range should be approximately
$2.15 with the bottom end of the range remaining at $2.00."

"We continue to push forward with our new product offerings," said Kirk A.
Benson, Chairman and Chief Executive Officer. "In addition to the solid progress we are making on our diversified growth strategies, our building products businesses continue to perform well, providing strong cash flow and organic growth opportunities."

Management will host a conference call with a simultaneous web cast today at
11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 3, 2006 by dialing 800-642-1687 or 706-645-9291 and entering the passcode 2805774.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.
Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about
Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals,"
"projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements.
Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking
Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form
10-K for the fiscal year ended September 30, 2005, Quarterly Reports on Form
10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is
www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                 Quarter Ended June 30,       Nine Months Ended June 30,
                                                   2005           2006           2005            2006
                                               ----------------------------   ----------------------------
Revenue:
     Construction materials                       $ 147,582      $ 162,067      $ 370,467       $ 423,744
     Coal combustion products                        69,453         74,068        170,973         197,724
     Alternative energy                              91,694         59,794        208,097         224,692
                                               ----------------------------   ----------------------------
     Total revenue                                  308,729        295,929        749,537         846,160

Cost of revenue:
     Construction materials                          97,720        107,264        248,140         288,200
     Coal combustion products                        51,436         53,714        130,882         149,022
     Alternative energy                              37,874         40,147         91,119         140,395
                                               ----------------------------   ----------------------------
     Total cost of revenue                          187,030        201,125        470,141         577,617
                                               ----------------------------   ----------------------------
Gross profit                                        121,699         94,804        279,396         268,543

Operating expenses:
     Amortization                                     6,126          6,278         18,322          18,419
     Research and development                         4,758          3,363         10,109           9,682
     Contract litigation settlement                 (38,252)            --        (38,252)             --
     Selling, general and administrative             53,598         35,921        122,585         103,192
                                               ----------------------------   ----------------------------
     Total operating expenses                        26,230         45,562        112,764         131,293
                                               ----------------------------   ----------------------------
Operating income                                     95,469         49,242        166,632         137,250

Net interest expense                                (11,364)        (8,156)       (45,967)        (25,816)
Other income (expense), net                          (6,375)           541        (11,514)         (4,960)
                                               ----------------------------   ----------------------------
Income before income taxes                           77,730         41,627        109,151         106,474

Income tax provision                                (22,440)       (14,220)       (32,750)        (32,370)
                                               ----------------------------   ----------------------------
Net income                                        $  55,290      $  27,407      $  76,401       $  74,104
                                               ============================   ============================

Basic earnings per share                          $    1.35      $    0.65      $    2.07       $    1.77
                                               ============================   ============================

Diluted earnings per share                        $    1.17      $    0.58      $    1.81       $    1.58
                                               ============================   ============================

Weighted average shares outstanding -- basic         41,019         41,984         36,877          41,813
                                               ============================   ============================

Weighted average shares outstanding -- diluted       47,996         48,543         43,872          48,708
                                               ============================   ============================

Note: Total depreciation and amortization was $13,635 and $16,175 for the quarters ended June 30, 2005 and 2006, respectively, and $41,318 and
      $46,955 for the nine months ended June 30, 2005 and 2006, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                         September 30,      June 30,
Assets:                                                      2005            2006
                                                        ----------------------------
Current assets:
     Cash and cash equivalents                          $    13,666     $    59,663
     Trade receivables, net                                 174,127         144,086
     Other receivable                                        70,000              --
     Inventories                                             60,519          72,879
     Other                                                   36,762          33,520
                                                        ----------------------------
Total current assets                                        355,074         310,148

Property, plant and equipment, net                          190,450         204,883
Intangible assets, net                                      276,248         262,881
Goodwill                                                    811,545         826,679
Other assets                                                 38,339          47,818
                                                        ----------------------------
Total assets                                            $ 1,671,656     $ 1,652,409
                                                        ============================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                   $    43,957     $    32,964
     Accrued liabilities                                    141,574         128,727
     Current portion of long-term debt                       52,207           7,475
                                                        ----------------------------
Total current liabilities                                   237,738         169,166

     Long-term debt                                         601,811         587,826
     Deferred income taxes                                  108,449         105,952
     Other long-term liabilities                             37,345          17,171
                                                        ----------------------------
Total liabilities                                           985,343         880,115
                                                        ----------------------------

Stockholders' equity:
     Common stock - par value                                    42              42
     Capital in excess of par value                         489,602         500,679
     Retained earnings                                      197,808         271,912
     Other                                                   (1,139)           (339)
                                                        ----------------------------
Total stockholders' equity                                  686,313         772,294
                                                        ----------------------------
Total liabilities and stockholders' equity              $ 1,671,656     $ 1,652,409
                                                        ============================

The current ratio as of September 30, 2005 of 1.49 is derived by dividing total current assets of $355,074 by total current liabilities of $237,738. The current ratio as of June 30, 2006 of 1.83 is derived by dividing total current assets of $310,148 by total current liabilities of $169,166.